EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-18849, 33-37694, 33-71250, 33-71252, 333-36467, 333-48951, 333-62283, 333-63559, 333-91299, 333-75426, 333-75428, and 333-75430) of Lillian Vernon Corporation of our report dated May 15, 2003 relating to the financial statements, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

New York, New York
June 3, 2003